UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 Commission File Number	98-0231912 (IRS Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Bunge Limited’s shareholder rights plan expired on August 1, 2007 in accordance with its terms. Accordingly, the rights issued pursuant to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of May 30, 2003, by and between Bunge Limited (the “Company”) and Mellon Investor Services LLC, as Rights Agent, expired pursuant to the terms of the Rights Agreement.

The Company’s Board of Directors (the “Board”) has adopted a policy pursuant to which the Board will, in the future, only adopt a new shareholder rights plan if either (1) the Company’s shareholders have approved the adoption of the shareholder rights plan before its effectiveness or (2) the Board, in the exercise of its fiduciary responsibilities, and by a vote of a majority of the independent members of the Board, determines that, under the circumstances existing at the time, it is in the best interests of the Company for the Board to adopt a shareholder rights plan without the delay that would be occasioned by seeking shareholder approval. The policy adopted by the Board further provides that if the Board adopts a shareholder rights plan pursuant to clause (2) above, the Board will seek shareholder ratification of the shareholder rights plan within 12 months from the date of the adoption of the shareholder rights plan by the Board. The shareholder ratification required in any such case would be by a majority of the votes cast. If shareholder ratification is not obtained within 12 months of adoption, the shareholder rights plan would then expire at the end of the 12-month period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2007

BUNGE LIMITED

By:	/s/ CARLA L. HEISS
Name: Carla L. Heiss
Title: Assistant General Counsel